ProDerm Limited Partnership

This Agreement is made as of April 22, 2008 by and between CardioVascular BioTherapeutics, Inc., a Delaware corporation (“CVBT”) and Dr. H. Christopher Moore (“Sponsor”) with reference to the following:

RECITALS

A. CVBT is a biopharmaceutical company in the process of developing drugs utilizing formulations of human FGF-1 for cardiovascular diseases characterized by inadequate blood flow to a tissue or organ.

B. CVBT has obtained or will soon obtain authorization from the U.S. Food and Drug Administration (“FDA”) to commence a Phase Ib/II clinical trial for its wound healing drug candidate CVBT-141B (the “Drug”).

C. Sponsor wishes to form a limited partnership (the “R&D Partnership”) in order to fund the further research required to bring the Drug through all or a portion of its Phase Ib/II clinical trial. The R&D Partnership will be named ProDerm, LP (“R&DLP”).

D. CVBT is willing to enter into a contract with the R&DLP to conduct and/or manage the further research required to bring the Drug through all or a portion of its Phase Ib/II clinical trial. THEREFORE, in consideration of the promises and the mutual covenants contained herein and for valuable consideration the sufficiency of which is acknowledged, the parties agree as follows:

1. Formation and Funding of the R&D Partnership. Either directly or through an investment vehicle controlled by Sponsor, on or before May 31, 2008, Sponsor agrees to form and act as the general partner of the R&D Partnership. In that regard, Sponsor agrees to commit up to $1,000,000 USD (one million US Dollars) to the funding of R&D Partnership and to raise on a best efforts basis up to an additional $9,000,000 USD (nine million US Dollars) from sophisticated, accredited investors. Sponsor agrees that, unless the funding requirement of section 2(a) below is extended by CVBT, all funding will be completed by June 30, 2008. CVBT will have no responsibility for the formation, management, funding or operation of the R&D Partnership. Sponsor shall be the main point of contact with whom CVBT shall work when interacting with the R&D Partnership unless Sponsor designates in writing a party other than Sponsor.

2. Development Contract

(a) Investment. Sponsor agrees that it will cause the R&D Partnership to enter into separate development and licensing contracts with CVBT, containing customary provisions, for the purpose of conducting all or a portion of the further research necessary to develop the Drug into a marketable product. Sponsor will cause the R&D Partnership to commit a minimum of $1,000,000 USD (one million US Dollars) and up to $10,000,000 USD (ten million US Dollars) toward such research and development effort described in the development contract all of which shall be paid to CVBT on or before May 31, 2008, unless extended by CVBT.

(b) No Liability If Not Successful. If development of the Drug is not successful, CVBT will owe nothing to the Sponsor or the R&D Partnership.

(c) Economic Benefit to the R&D Partnership. The R&D Partnership will receive from CVBT the right to a royalty if revenues or other forms of economic benefit are derived from the Drug.

(i) Royalty. The R&D Partnership has a right to future revenues of the CVBT wound healing drug, from partnering, licensing or from sales once the drug is approved by the regulatory authorities. The Partnership R&DLP shall receive 10% of all monies CVBT collects for the wound healing drug, until the partnership has received a cumulative total of 20 times the original contracted sum. Royalty payments will be paid from CVBT to the R&D partnership on a quarterly basis as provided for in the Development and/or Licensing agreements.

(d)  Montano Put. Separate from CVBT and as an additional inducement to enter into the Development and Licensing agreements, Mr. Montano will provide to each and every limited partner investor in the R&DLP, a personal guarantee that Mr. Daniel C. Montano will from the 36 month of their investment, until the 60th month, if requested, purchase the limited partner investor’s position in the R&DLP for their original capital contribution plus 100%; less any money already paid to the partner. Once the R&DLP pays out to its partners an amount equal to 200% of the amount of the Development Contract funding, without regard to the source of the money,, Mr. Montano’s “Put” automatically terminates.

3. Ownership of the Drug and Intellectual Property Rights. At all times during the course of development pursuant to the development contract, the Drug and all intellectual property rights related thereto shall be owned by CVBT or subject to the provisions of the Development and/or Licensing agreements. Nothing in this Agreement shall be construed to create any license or transfer any intellectual property rights to any party.

4. Miscellaneous.

(a) Except for the development and licensing agreements referenced in Section 2 hereof, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

(b) This agreement shall be governed by the laws of the State of Nevada, without regard to its conflicts of law rules with exclusive venue in the state and federal courts within the District of Nevada.

(c) This agreement will terminate automatically and be of no further force or effect if (i) the R&D Partnership is not formed on or before May 31, 2008 and (ii) the development agreement referenced in Section 2 hereof has not been entered into by CVBT and the Sponsor on behalf of the R&D Partnership on or before May 31, 2008.

(d) Sponsor understands and acknowledges that CVBT is a publicly traded company, and as such, CVBT will be required to report the terms of this contract, and the development agreement, pursuant to its reporting obligations under the Securities Exchange Act of 1934, as amended. Sponsor also acknowledges that CVBT plans to make a press release about this contract and the development agreement. Copies of both will be provided to the Sponsor.

(e) Time is of the essence in this Agreement.

(f) This Agreement may be executed via facsimile and in one or more counterparts, all of which together shall constitute one document.

(g) If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, then such provision shall be disregarded and the remaining provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CARDIOVASCULAR BIOTHERAPEUTICS, INC.		Dr. H. Christopher Moore

By	/s/ Mickael A. Flaa	By	/s/ John Laub

Name		Name
Title		Title
	(“CVBT”)		(“Sponsor”)

DANIEL C. MONTANO AS AN INDIVIDUAL

By	/s/ Daniel C. Montano

(“Individual regarding the “PUT”)